Exhibit 99.1

[Logo of Entergy]                                       Entergy Corporation
                                                        639 Loyola Avenue
                                                        New Orleans, LA 70113


                                                        News
                                                        Release



Date:          January 8, 2002

For Release:   Immediate

Contact:       Morgan Stewart (Media)    Nancy Morovich (Investor Relations)
               (504) 576-4238            (504) 576-5506
               mstewa3@entergy.com       nmorovi@entergy.com


          Entergy Offers Fourth Quarter Earnings Guidance



     New Orleans, La. - In accordance with Regulation FD, Entergy

Corporation (NYSE: ETR) today indicated that it expects fourth quarter 2001 operational earnings to exceed current published First

Call consensus estimate of $0.13 per share by approximately 20 percent, including the impact of weather which is expected to be slightly below normal.  Entergy expects operational earnings including weather for the full year 2001 to be slightly above the previously issued guidance range of $3.10 to $3.20 per share.

     Entergy noted that it expects Entergy Nuclear to turn in solid results compared to the fourth quarter of 2000 due to a full quarter contribution from the Indian Point 2 and Indian Point 3 nuclear plants in Buchanan, N.Y. and the FitzPatrick nuclear plant in Lycoming, N.Y.  Energy Commodity Services, which includes

Entergy-Koch and Entergy Wholesale Operations, is expected to contribute improved trading and pipeline results compared to the same period in 2000, partially offset by losses at Entergy

Wholesale Operations due to weak power prices and ongoing operating costs.  Results at U.S. Utility, Parent & Other are expected to be modestly lower compared to fourth quarter 2000 due to lower sales volume and higher interest expense.

     On an as reported basis, earnings for the fourth quarter are expected to be negatively impacted by various adjustments, which will be treated as special items.  These items are expected to result in a net charge of not more than $0.10 per share and include

(1) a reduction in earnings to reflect the planned divestment of

Entergy's Latin American investments, and (2) an increase in earnings to reflect the early adoption of a technical change in the accounting for long term contracts with embedded options (FASB

Statement 133 Implementation Issue No. C16).  In accordance with

Issue No. C16, Entergy will record a special item for the

cumulative effect of marking its long-term gas purchase contract at the Damhead Creek power plant in the U.K. to market.

     Entergy reaffirmed operational earnings guidance for 2002 to be in the range of $3.30 to $3.50 per share.

     A teleconference will be held on January 31, 2002 at 10:00

a.m. CST, and may be accessed by calling Premiere Conferencing at

(719) 457-2641 no more than 15 minutes prior to the start of the call.  The confirmation number is 793297. Internet users may also access the teleconference by visiting Entergy's website at

www.entergy.com.  For seven days following the teleconference, a tape delay will be available and may be accessed by dialing (719)

457-0820.  The confirmation number is the same.

     Entergy is a major global energy company with power

production, distribution operations and related diversified

services.  Entergy owns, manages, or invests in power plants generating more than 30,000 megawatts of electricity domestically and internationally, and delivers electricity to about 2.6 million customers in portions of Arkansas, Louisiana, Mississippi and

Texas.  Through Entergy-Koch, L.P., it is also a leading provider of wholesale energy marketing and trading services.

                               -30-

           Entergy's online address is www.entergy.com.

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Investors are cautioned that forward-looking statements contained in the foregoing release with respect to the revenues, earnings, performance, strategies, prospects and other aspects of the business of Entergy Corporation may involve risks and uncertainties. Actual events and results may, for a variety of reasons, prove to be materially different from those indicated in these forward-looking statements, estimates and projections. Factors that could influence actual future outcomes include regulatory decisions, the effects of changes in law, the evolution of markets and competition, changes in accounting, weather, the performance of generating units, fuel prices and availability, financial markets, risks associated with businesses conducted in foreign countries, changes in business plan, the presence of competitors with greater financial resources and the impact of competitive products and pricing; the effect of the Entergy Corporation's policies, including the amount and rate of growth of Entergy Corporation's expenses; the continued availability to
Entergy Corporation of adequate funding sources and changes in interest rates; delays or difficulties in the production, delivery or installation of products and the provision of services; and various legal, regulatory and litigation risks. Entergy Corporation undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see Entergy Corporation's filings with the Securities and Exchange Commission.